Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-202748, 333-193582, 333-112899 and 333-188848) on Form S-3 and (Nos. 333-207708 and 333-183648) on Form S-8 of XPO Logistics, Inc. of our report dated February 23, 2015, with respect to the consolidated balance sheets of Con-way Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2014, which are included as an exhibit in this Amendment No. 1 to the Current Report on Form 8-K/A of XPO Logistics, Inc. dated January 13, 2016.

/s/ KPMG LLP

Portland, Oregon

January 13, 2016